Exhibit 5.1

[Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]

September 18, 2006

Empire Energy Corporation International

16801 West 116th Street, Suite 100

Lenexa, KS 66219

Re:	Registration Statement on Form SB-2 (File Number 333-136243)

Gentlemen:

We have acted as counsel to Empire Energy Corporation International, a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form SB-2 (the “Registration Statement”) by the Company with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended, (i) the resale of 40,855,496 shares of common stock; (ii) the resale of up to 8,333,333 shares of common stock issuable upon the conversion of convertible promissory notes; (iii) the resale of 13,550,000 shares issuable upon the conversion of certain warrants; (iv) the resale upon the issuance of 2,525,000 shares of common stock upon conversion of the Series A Preferred stock of Pacific Rim Foods; (v) the resale upon the issuance of 1,563,300 shares of common stock upon the exercise of certain warrants; and (vi) the resale upon the issuance of 1,500,000 shares of common stock upon the exercise of certain options. The shares registered shall collectively be called the “Resale Shares.”

In that connection, we have examined executed originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments as we have deemed necessary for the purposes of the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

Based on the foregoing, we are of the opinion that the Resale Shares either have been or in certain cases when issued on conversion of certain securities in accordance with the conversion privileges of those securities, will be validly issued, fully paid and nonassessable.

Empire Energy Corporation International

September 18, 2006

This opinion is limited to the matters expressly stated herein. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States and the laws of the State of Nevada. We do not undertake to advise you of any changes in the opinion expressed herein resulting form changes in the law, changes in facts or any other matters that might occur or be brought to our attention after the effective date of the registration statement.

It is understood that this opinion may be used in connection with offers and sales of the Resale Shares made during the time when the registration statement is in effect.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included therein.

Very truly yours,

/s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP